UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2024

Arcosa, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware		1-38494	82-5339416
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

500 N. Akard Street, Suite 400
Dallas,	Texas		75201
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code: (972) 942-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	ACA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01    Completion of Acquisition or Disposition of Assets.
On October 1, 2024, Arcosa, Inc., a Delaware corporation (“Arcosa”), completed the previously announced acquisition by East SM, LLC (formerly known as Arcosa MS9, LLC), a Delaware limited liability company and wholly owned subsidiary of Arcosa (“Purchaser”), of all of the issued and outstanding membership interests and certain identified assets, as applicable (together, the “Target”), of the entities set forth in the Purchase Agreement (as defined below) held by Stavola Holding Corporation, a New Jersey corporation, Stavola Holdings Pennsylvania LLC, a Delaware limited liability company, Stavola Trucking Company, Inc., a New Jersey corporation, Stavola Management Company, Inc., a New Jersey corporation, and Stavola Realty Company, a New Jersey general partnership (such transaction, the “Transaction”). The Transaction was completed pursuant to the Membership Interest and Asset Purchase Agreement, dated August 1, 2024 (the “Purchase Agreement”), by and among the Purchaser, Arcosa, the Target, and the other parties thereto.
The Target is an aggregates-led and vertically integrated construction materials company primarily serving the New York-New Jersey Metropolitan Statistical Area, with assets including a network of five hard rock natural aggregates quarries, twelve asphalt plants, and three recycled aggregates sites.
The purchase price paid by Arcosa at the closing of the Transaction was approximately $1.2 billion in cash, subject to customary purchase price adjustments, upon the terms and subject to the conditions set forth in the Purchase Agreement. The purchase price was funded through the previously announced completed offering of $600.0 million 6.875% senior unsecured notes due 2032 and the previously announced senior secured Term Loan B Facility due 2031 in an aggregate principal amount of $700.0 million (the “Term Loan”). In addition, Arcosa assumed in the Transaction certain customary liabilities and obligations of the Target.
The foregoing description of the Purchase Agreement and the Transaction contemplated thereby is qualified in its entirety by the full text of the Purchase Agreement, which will be filed as an exhibit to Arcosa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.
The Purchase Agreement will be included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Arcosa, Purchaser or any of their respective businesses, subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement (a) were made by the parties thereto only for purposes of that agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Purchase Agreement; (c) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information); (d) may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and (e) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Arcosa, Purchaser or any of their respective businesses, subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Arcosa’s public disclosures. The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Target and Arcosa that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that are filed by Arcosa with the U.S. Securities and Exchange Commission (the “SEC”).
Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 2.01, which describes the Transaction in connection with which Arcosa incurred a direct financial obligation, is hereby incorporated by reference into this Item 2.03.

As previously disclosed, on August 15, 2024, Arcosa entered into Amendment No. 1 (the “Credit Facility Amendment”) to Arcosa’s existing Second Amended and Restated Credit Agreement dated as of August 23, 2023 (the “Existing Credit Agreement” and the Existing Credit Agreement as amended by the Credit Facility Amendment, the “Credit Agreement”), with the lenders party thereto and JPMorgan Chase Bank, N.A, as administrative agent. The Credit Facility Amendment amended the Existing Credit Agreement to, among other things: (1) provide for the Term Loan in an aggregate principal amount of $700.0 million; (2) increase the revolving commitments under the Credit Agreement from $600.0 million to $700.0 million (the existing revolving facility under the Credit Agreement as so increased, the “Revolving Credit Facility”); and (3) add substantially all of Arcosa’s and its subsidiary guarantors’ personal property (subject to certain exceptions) as collateral to secure the obligations under the Credit Agreement (together with cash management, hedging and other customary obligations owed to lenders and their affiliates).
On October 1, 2024, Arcosa funded the Term Loan in an aggregate principal amount of $700.0 million. The Term Loan: (a) requires quarterly principal amortization payments in an amount equal to 0.25% of the aggregate principal amount of the initial Term Loan, with the balance owed on the seventh anniversary of the initial funding of the Term Loan; (b) requires annual excess cash flow prepayments, initially requiring annual prepayments of 50% of excess cash flow, with step downs to 25% and 0% of excess cash flow when Arcosa’s consolidated secured net leverage ratio is less than or equal to 2.50 to 1.00 and 2.00 to 1.00, respectively; (c) requires other customary mandatory prepayments with the proceeds of certain asset sales and debt issuances; and (d) has a variable interest rate based, at Arcosa’s option, on the Secured Overnight Financing Rate (“SOFR”) plus 2.25% per annum, or an alternate base rate, plus 1.25% per annum. If Arcosa either (i) makes a prepayment of the loans under the Term Loan in connection with a repricing transaction or (ii) effects any amendment to the Credit Agreement resulting in a repricing transaction, in either case within six months after the initial funding of the Term Loan, Arcosa will pay a 1.0% premium on such prepaid amount or on the amount outstanding at the time such repricing transaction amendment becomes effective. Otherwise, the Term Loan may be prepaid, in full or in part, at any time without premium or penalty (other than customary SOFR-related breakage costs).
Pursuant to the Credit Facility Amendment, on October 1, 2024 the Revolving Credit Facility was amended such that: (a) the revolving commitments under the Credit Agreement increased from $600.0 million to $700.0 million; (b) the applicable margin for borrowings, letters of credit and the commitment fee rate are based on Arcosa’s consolidated net leverage ratio (permitting up to $150.0 million of unrestricted cash to be netted from the calculation thereof); (c) the margin for SOFR-based borrowings and the letter of credit rate ranges from 1.25% to 2.50% per annum; (d) the margin for base rate borrowings ranges from 0.25% to 1.50%; (e) a commitment fee accrues on the average daily unused portion of the Revolving Credit Facility at the rate of 0.20% to 0.45%; and (f) the maximum permitted leverage ratio under the Revolving Credit Facility includes a net debt concept (permitting up to $150.0 million of unrestricted cash to be netted from the calculation thereof), and such ratio shall be no greater than: 5.00 to 1.00 during the fourth quarter of 2024 and the next two fiscal quarters; 4.50 to 1.00 for the next following two fiscal quarters; and 4.00 to 1.00 for each fiscal quarter thereafter (provided, that this maximum permitted leverage ratio may, from time to time, be increased to 4.50 to 1.00 for up to four fiscal quarters if a material acquisition is entered into).
On October 1, 2024, after giving effect to the foregoing transactions, there were $700.0 million of outstanding term loans, approximately $140.0 million of outstanding revolving loans and approximately $0.7 million in letters of credit issued or borrowed, as applicable, under the Credit Agreement, leaving approximately $559.3 million of undrawn commitments available for revolving loans and letters of credit under the Revolving Credit Facility.
Each of the foregoing descriptions of the Term Loan and the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the descriptions of the Term Loan and Revolving Credit Facility, as applicable, contained in the Credit Facility Amendment, which was filed as Exhibit 10.1 to Arcosa’s Current Report on Form 8-K, dated August 19, 2024, filed with the SEC on August 19, 2024.
Item 7.01    Regulation FD Disclosure.
On October 1, 2024, Arcosa issued a press release announcing the completion of the Transaction. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Exchange Act (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing. Additionally, the submission of this Item 7.01 is not an admission of the materiality of any information in this Item 7.01 that is required to be disclosed solely by Regulation FD.
Item 9.01    Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired
The (i) audited combined and consolidated financial statements of Target and accompanying notes related thereto as of and for the year ended September 30, 2023 and (ii) unaudited consolidated financial statements of the Target for the nine months ended June 30, 2024 will be filed as an exhibit to an amendment to this Current Report on Form 8-K.
(b) Pro Forma Financial Information
The unaudited pro forma condensed combined financial statements of Arcosa and accompanying notes related thereto as of and for the period ended June 30, 2024 and the fiscal year ended December 31, 2023 will be filed as an exhibit to an amendment to this Current Report on Form 8-K.
(d) Exhibits

Exhibit No.	Description
99.1	Arcosa, Inc. Press Release, dated October 1, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcosa, Inc.
(Registrant)

October 1, 2024	By:	/s/ Gail M. Peck
Name: Gail M. Peck
Title: Chief Financial Officer